Exhibit 4(a)(xxiii)

                                                    Indenture N___U__

              (FORM OF OWNED AIRCRAFT FRENCH PLEDGE AGREEMENT)

                          FRENCH PLEDGE AGREEMENT



 THIS PLEDGE is made on this ___ day of __________,_____ (this "Pledge")

 BETWEEN:

 (1) US Airways, Inc., a Delaware corporation having its principal place of business at 2345 Crystal Drive, Arlington, Virginia 22227 U.S.A. (hereinafter referred to as the "Pledgor"); and

 (2) State Street Bank and Trust Company of Connecticut, National Association, a national banking association having its principal place of business at 225 Asylum Street, Goodwin Square, Hartford, Connecticut 06103 U.S.A., acting not in its individual capacity but solely as Indenture Trustee under the Indenture (hereinafter referred to as the "Pledgee").

 RECITALS

 (A) Pursuant to the terms of the Indenture, the Pledgor has, inter alia, assigned to the Pledgee by way of collateral security certain of its right, interest, claims and demands in and to the Secured Documents (as hereinafter defined).

 (B) The Pledgor and the Pledgee wish to create a pledge under French law of the right, interest, claims and demands of the Pledgor in and to the Secured Documents.


 NOW THEREFORE, THE PARTIES HERETO AGREE AS FOLLOWS:


 1.     DEFINITIONS

        Capitalized terms used herein without definition have the respective meanings ascribed to them in the Indenture (whether set out therein or incorporated by reference).

        "Indenture Documents" means the Indenture, the Participation Agreement and the Equipment Notes.

        "Indenture" means the Indenture and Security Agreement, dated as of ___________ ___, ____ and made between the Pledgor and the Pledgee.

        "Secured Documents" means the Purchase Agreement Assignment and the Consent and Agreement.

 2.     PLEDGE

        In order to assure the due performance by the Pledgor of the Secured Obligations and in order to secure the payment of all amounts due and owing by the Pledgor in connection therewith (whether of principal, interest or other amounts), the Pledgor hereby grants and pledges to the Pledgee, all of the Pledgor's right, title and interest in and to the Secured Documents and to all payments or proceeds to be received by the Pledgor and all rights of the Pledgor to enforce such payments under all of the Secured Documents.

        It is understood that this Pledge is granted as security for the payment of:

        (i)   the principal amount of US$[    ] payable with respect to [    ];

        (ii)  interest on the outstanding amount at the rate of [  ]%;

        (iii) all other amounts payable by the Pledgor to the Pledgee under the Indenture Documents; and

        (iv) any expenses incurred in the enforcement of the payment obligations and recovery of the sums payable under the Indenture Documents.

 3.     NOTIFICATION

        The Pledgor shall, in accordance with Article 2075 of the French Civil Code, register a French translation of this Pledge with the relevant French tax authorities ("recette des impOts") and shall give notice thereof by huissier to AVSA, S.A.R.L. and Airbus Industrie G.I.E..

 4.     GOVERNING LAW

        The Pledge is of a commercial nature and shall be governed by and construed in accordance with French law.


        IN WITNESS WHEREOF, the parties hereto have caused this Pledge to be duly executed as of the day and year first above written.


                            US AIRWAYS, INC.



                            By:   _________________________________
                            Name:
                            Title:


   `                        STATE STREET BANK AND TRUST
                            COMPANY OF CONNECTICUT, NATIONAL ASSOCIATION, not in its individual capacity but solely as Indenture Trustee


                            By:  ________________________________
                            Name:
                            Title: